EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference of our report dated June 28, 2007, with respect to the financial statements and schedule of the PolyOne Retirement Savings Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006 in the following registration statements:

Registration Number	Description

333-47796	Post Effective Amendment No. 3 on Form S-8 to Form S-4 pertaining to the Geon Company 1993 Stock Incentive Plan, the Geon Company 1995 Stock Incentive Plan, the Geon Company 1998 Interim Stock Award Plan, the Geon Company 1999 Incentive Stock Plan, the PolyOne Corporation Deferred Compensation Plan for Non-Employee Directors and the M.A. Hanna Company Long-Term Incentive Plan

333-141029	Form S-8 Registration Statement pertaining to the PolyOne Retirement Savings Plan and the DH Compounding Company Savings and Retirement Plan and Trust

/s/ ERNST & YOUNG LLP
Cleveland, Ohio
June 29, 2007

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